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                                                                      EXHIBIT 99

                             THE FRESH JUICE COMPANY

                        THE FRESH JUICE COMPANY ANNOUNCES
                 EXPANSION OF BOARD OF DIRECTORS TO INCLUDE TWO
                              INDEPENDENT DIRECTORS
             GILBERT BOWEN AND MICHAEL BROWN HAVE BEEN NAMED TO THE
                          NEWLY CREATED BOARD POSITIONS



FOR IMMEDIATE RELEASE

Tuesday, September 30, 1997

CLARK, NEW JERSEY, Tuesday, September 30, 1997 -- The Fresh Juice Company, Inc. (NASDAQ: FRSH) announced today that it has increased its Board of Directors from five to seven members and has elected Gilbert Bowen and Michael Brown to the newly-created directorships.

Gilbert Bowen's family has been in the citrus fruit industry for over eighty years and Mr. Bowen has spent his entire working career in the citrus fruit industry. He is an active board member for the Florida FFA Foundation, an educational foundation for agriculture students, as well as being a member of the Organics Advisory Council to the Commissioner of Agriculture of Florida. Since 1975, Mr. Bowen has been the president of Bowen Brothers, Inc., an agricultural company which owns citrus groves and cattle ranches and is a merchant of raw citrus fruit. He is also the Chairman of the Board of Bowen Juices International, an importer of grape and apple juices from Brazil and has served in that capacity since 1993. Mr. Bowen's vast knowledge and experience in Florida citrus and worldwide agricultural markets brings to the Company new insight and resources in many facets of the Company's business, specifically since citrus fruit is the largest single raw material purchased by the Company.

Michael Brown received an MBA from the Harvard Graduate School of Business and Administration. Since 1995 he has served as director, president and chief executive officer of American Premium Exports, Inc., an exporter of Florida orange and grapefruit juices to Europe. Mr. Brown is also director, president and chief executive officer of Utility Marketing Corporation. Further, he is the chairman of the board of Asset Management, which he founded in 1985. Asset Management is a financial and general management consulting firm focusing on companies with up to $50 million in sales. Mr. Brown has expertise in finance and management and has had substantial experience in several industries including heavy and light manufacturing, software and electronics. Mr. Brown's education, business acumen and experience in the investment community combined with his marketing skills and knowledge of the citrus fruit juice